March 16, 2022

Board of Trustees

Cantor Fitzgerald Sustainable Infrastructure Fund

110 East 59th Street,

7th Floor

New York, NY 10022

Re: Initial Capital Investment

Dear Board Members:

You have engaged us, Cantor Fitzgerald Investment Advisor, L.P. (the “Adviser”) to act as the investment adviser to the Cantor Fitzgerald Sustainable Infrastructure Fund (the “Trust” or the “Fund”), pursuant to a Management Agreement dated as of March 16, 2022. In connection with the initial capitalization of the Trust, the Adviser will invest the initial $100,000 of seed capital into the Trust as required by Section 14 of the Investment Company Act of 1940, as amended.

The Adviser hereby represents that the purchase of $100,000 of the Fund’s shares is for investment purposes only, and not for distribution or resale to the public.

Sincerely,

Cantor Fitzgerald Investment Advisors, L.P.

By:/s/ Mark Kaplan

Name: Mark Kaplan

Title: Chief Executive Officer

Date: 3/17/22

ACCEPTANCE:

The foregoing Letter is hereby accepted.

Cantor Fitzgerald Sustainable Infrastructure Fund

By:/s/ William Ferri

Name:bWilliam Ferri

Title: President and Principal Executive Officer

Date: 3/21/2022